Exhibit 99.1
EDAC Technologies Reports Fiscal 2009 Fourth Quarter
and Full Year Results
Current Backlog Rises to $134 Million from $126 Million at 2009 Year End due to Expanded
Aerospace Products and Emerging Programs
FARMINGTON, Conn., March 2, 2010 — EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, today reported sales for the fourth quarter of fiscal 2009 of $16.3 million, up from $12.1 million for the same period of 2008 and $15.1 million in the 2009 third quarter. Net income for the 2009 fourth quarter was $113,000, or $0.02 per diluted share, versus a net loss of ($279,000), or ($0.06) per diluted share in the 2008 fourth quarter and net income of $80,000 or $0.02 in the third quarter of 2009.
For the full year fiscal 2009 ended January 2, 2010, EDAC’s sales increased to $54.6 million from $44.7 million for 2008. Net income was $7.6 million, or $1.54 per diluted share, for 2009, and included other income of $11.9 million due to a net gain on the acquisition of the manufacturing business unit of MTU Aero Engines North America, Inc. (AERO) completed on May 27, 2009. This compares with net income of $1.1 million, or $0.23 per diluted share, for 2008. There were 52 weeks in fiscal 2009 versus 53 weeks in fiscal 2008.
Results for the fourth quarter of fiscal 2009 primarily reflected the following factors:
•	Sales increased 34.7% from the fourth quarter of 2008 and 7.7% sequentially. This was mainly due to the contribution of AERO, which represented $5.8 million of fourth quarter 2009 sales and $5.4 million of 2009 third quarter sales. As a result of this contribution, fourth quarter 2009 sales from EDAC AERO, which also includes the Precision Aerospace product line, rose to $12.1 million, which was 148% higher than in the fourth quarter of 2008 and 8.7% higher sequentially, also reflecting organic growth due to an increase in shipments of certain jet engine parts. The increase in aerospace sales more than offset a 45% decrease in sales from the Apex Machine Tool product line compared with the fourth quarter of 2008, reflecting the continued impact of the recession on industrial tooling. Apex sales totaled $3.3 million in the fourth quarter of 2009, which were approximately level with the 2009 third quarter. Sales from the Gros-Ite Spindles product line totaled $812,000 in the fourth quarter of 2009 and included $281,000 of sales from Service Network International (SNI), the assets of which EDAC acquired from Bankruptcy Court on August 10, 2009. Gros-Ite Spindles sales were down 25% from the fourth quarter of 2008, but rose 38% sequentially, due to the inclusion of SNI and a pickup in production in the automotive industry.

•	The fourth quarter 2009 gross profit of $1.4 million rose 144% from the fourth quarter of 2008, but it was 21% below the third quarter of 2009 primarily due to the absorption of one-time costs of $252,000 related to the re-start of the SNI operations, which had ceased prior to being purchased by the Company.

•	SG&A costs for the fourth quarter of 2009 increased 84% from the fourth quarter of 2008 and 15% sequentially, primarily due to pension expense, year-end adjustments to the bad debt reserve and transitional expenses related to acquisitions. The increase in SG&A and re-start costs associated with SNI contributed to an operating loss for the 2009 fourth quarter.
“2009 was a building year for EDAC”, said Dominick A. Pagano, President and Chief Executive Officer. “We completed the acquisitions of AERO, which increased our presence in aerospace programs, and SNI, which added new grinder product lines. As a result, we rebalanced our business mix to generate higher margins and positioned the Company to be a more valuable partner to our customers. We also invested in developing jet engine parts for the Joint Strike Fighter and for GE engines, as well as in other products and capabilities. While these investments resulted in the need to absorb additional costs during the year, they have expanded our capabilities and provided a solid platform for future profitable growth.”
Backlog and Outlook
EDAC’s total sales backlog at the end of fiscal 2009 was approximately $125.9 million compared with $52.4 million at the end of fiscal 2008 and $134.0 million at the end of the 2009 third quarter.
The backlog increased by approximately $8 million from year-end to reach $134 million as of February 28, 2010, as new orders replaced sales from backlog in the fourth quarter. The recent orders were for an expanding range of parts for aircraft engines, the addition of a significant contract to supply structural aerospace products, and several new contracts to provide components for new military and commercial aircraft programs. These included:
•	Additional parts for the IAE V2500;

•	Additional parts for the Joint Strike Fighter;

•	Development parts for the Gear Turbo Fan;

•	Development parts for the Leap-X;

•	First time orders for mature engine programs, including rotating components for rotor aircraft, compressor cases, stators, and large fan cases; and

•	First time orders for landing gear components.
Mr. Pagano noted, “Our recent growth in backlog and sequential increase in sales from the third to the fourth quarter of 2009 provide a good indicator of our ability to grow the business going forward. About $7 million of the increase in backlog since year-end came from parts that only recently were added to our product lines.”
Mr. Pagano added, “Based on our backlog, we expect sales for the first quarter of 2010 to slightly exceed our 2009 fourth quarter sales of $16.3 million and to be substantially higher than the $9.6 million recorded in the first quarter of 2009, reflecting our recent acquisitions and continued organic growth.”
About EDAC Technologies Corporation
EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets. In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines. Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.
Cautionary Statement Regarding Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company’s products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company’s competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:	EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186
# # #
(See attached financial tables)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)

	For the three months ended		For the twelve months ended
	Jan. 2,	Jan. 3,	Jan. 2,	Jan. 3,
	2010	2009	2010	2009
Sales	$16,298	$12,099	$54,643	$44,677

Cost of sales	14,909	11,529	48,716	38,805

Gross profit	1,389	570	5,927	5,872

Selling, general and administrative expenses	1,503	815	4,850	3,492

(Loss) income from operations	(114)	(245)	1,076	2,380

Non-operating income (expense):
Interest expense	(236)	(152)	(829)	(631)
Other income	268	10	11,941	73

(Loss) income before income taxes	(82)	(387)	12,188	1,822

(Benefit from) provision for income taxes	(195)	(108)	4,562	683

Net income (loss)	$113	$(279)	$7,626	$1,138

Income (loss) per common share Data:
Basic income (loss) per share	$0.02	$(0.06)	$1.58	$0.24

Diluted income (loss) per share	$0.02	$(0.06)	$1.54	$0.23

Weighted average shares outstanding:
Basic	4,839	4,825	4,833	4,724
Diluted	4,990	4,905	4,945	5,038

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	January 2,	January 3,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash	$1,100	$1,311
Accounts receivable, net	10,862	7,932
Inventories, net	19,990	7,962
Prepaid expenses and other current assets	306	107
Refundable income taxes	112	687
Deferred income taxes	1,098	983

Total current assets	33,468	18,982

PROPERTY, PLANT AND EQUIPMENT	48,431	35,347
Less: accumulated depreciation	25,974	23,993

	22,457	11,354

DEFERRED INCOME TAXES	—	106

OTHER ASSETS	202	1,022

TOTAL ASSETS	$56,127	$31,464

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Equipment line of credit	$1,591	$1,675
Current portion of long-term debt	1,833	2,376
Trade accounts payable	6,828	3,485
Employee compensation and amounts withheld	1,185	1,112
Accrued expenses	1,819	361
Customer advances	1,028	262

Total current liabilities	14,284	9,271

LONG-TERM DEBT, less current portion	12,154	4,828

PENSION LIABILITIES	1,448	1,698

DEFERRED INCOME TAXES	4,475	—

SHAREHOLDERS’ EQUITY:
Common stock	12	12
Additional paid-in capital	11,225	10,935
Retained earnings	14,785	7,159
Accumulated other comprehensive loss	(2,256)	(2,439)

Total shareholders’ equity	23,766	15,667

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$56,127	$31,464